Exhibit 5.1

                                   February 9, 1999



Potomac Electric Power Company
Washington, D.C.

Dear Sirs:

     Reference is made to the proposed issuance and sale, pursuant to rule 415, by Potomac Electric Power Company (the "Company") of up to $270,000,000 aggregate principal amount of First Mortgage Bonds (the "New Bonds") and with respect to which the Company is today filing a Post-Effective Amendment to Registration Statement No. 333-66127 on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act") (which registration statement, as amended by all amendments, is hereinafter called the "Registration Statement").

     As counsel for the Company, I have examined such certificates, corporate records and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination, advise that, in my opinion:

     (1) The Company has been duly incorporated and is now validly existing as a corporation under the laws of the District of Columbia and is also now validly existing as a domestic corporation under the laws of the Commonwealth of Virginia.

     (2) The New Bonds will have been duly and validly issued and will constitute legal, valid and binding obligations of the Company upon (a) the due authorization by the Board of Directors or by the Executive Committee of the Board of Directors of the Company of an appropriate indenture supplemental to the Company's Mortgage and Deed of Trust dated July 1, 1936, providing for the creation of the New Bonds and the due execution and delivery of such instrument by the Company and the Trustee named therein, (b) the due authorization, by the Board of Directors or by the Executive Committee of the Board of Directors of the Company, of the terms of the New Bonds and of their issuance and sale in the manner and upon the terms set forth in the Registration Statement and in the form of Prospectus contained therein or issued supplemental thereto,
(c) the Post-Effective Amendment to the Registration Statement

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Potomac Electric Power Company
Page 2
February 9, 1999


being declared effective under the 1933 Act, (d) the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust dated July 1, 1936, as amended and supplemented by all indentures supplemental thereto, to and including the above-mentioned supplemental indenture (the "Mortgage"), (e) the execution of the New Bonds by the Company, the filing with the Trustee under the Mortgage of the appropriate certificates, instruments and opinions called for thereby, and the authentication of the New Bonds by the Trustee, all in accordance with the provisions of the Mortgage, and (f) the delivery of the New Bonds against payment therefor in accordance with such authorizations of the Board of Directors or the Executive Committee of the Board of Directors of the Company.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement and to the making in the said Registration Statement of the statements with respect to me which are made under the caption "Legal Opinions" in the form of the New Bond Prospectus which constitutes a part of said Registration Statement.

                                   Very truly yours,



                                   /s/ WILLIAM T. TORGERSON
                                   William T. Torgerson


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